Exhibit 99

AMERICANWEST BANCORPORATION

CONTACT:    Wes Colley President and CEO

Tim Cassels Vice President and CFO

(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION CEO ESTABLISHES 10B5-1 SALES PLAN

SPOKANE, WA – March 1, 2004 – AmericanWest Bancorporation (Nasdaq:AWBC) announced today that its President and Chief Executive Officer, Wes Colley, has established a stock-trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

As of March 1, 2004, Mr. Colley was the beneficial owner of 369,951 shares of the company’s common stock, or approximately 3.65 percent of the shares outstanding. Under the terms of the plan, Mr. Colley has given his broker the discretion to sell, within stated parameters, up to 75,000 shares over the next 9 months, which would leave him with beneficial ownership of approximately 295,000 shares, or more than 77 percent of his current holdings.

Said Mr. Colley, “My long-term investment in AmericanWest Bancorporation constitutes my family’s most significant personal investment. As part of our personal financial/tax planning, we have decided to diversify a portion of that holding. Most notably, this is my first significant sale of AmericanWest Bancorporation stock since I started my previous bank (Bank of the West) in 1977.”

About AmericanWest Bancorporation.

AmericanWest Bancorporation is a regional community bank holing company with 41 branch offices – 33 in Central and Eastern Washington and 8 in Northern Idaho.

This release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements about the financial condition, results of operations, future financial targets and earnings outlook of the Company. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.